Ford

NEWS

Contact:	George Pipas
313-323-9216
gpipas@ford.com

IMMEDIATE RELEASE

FORD FUSION SALES SOAR IN MAY; CUVS AND HYBRIDS ALSO ADVANCE

•  Fusion sales were 14,940, up 18 percent from previous best month.
•  Fusion, Milan and Zephyr sales totaled best ever 20,267.
•  Focus sales (20,391) highest since last August.
•  CUVs up 12 percent; Escape and Mariner hybrids up 132 percent.
•  Total car sales up 6.4 percent; truck sales down 6.6 percent; total vehicle sales down 1.9 percent.
•  Ford announces third quarter North American production plans.

DEARBORN, Mich., June 1 - Ford Fusion, an all-new mid-size sedan, posted its best sales month ever in May. Fusion sales were 14,940, an 18 percent increase over the previous best month (April). Combined sales for the company's new mid-size sedans (Ford Fusion, Mercury Milan, and Lincoln Zephyr) were 20,267, the first month sales eclipsed 20,000.

"The Fusion, Milan and Zephyr give our dealers a great opportunity to compete for customers looking for affordable cars with distinctive styling and outstanding fuel economy," said Al Giombetti, president, Ford and Lincoln Mercury marketing and sales.

Increased demand for these new cars and strong sales of Ford's popular Focus and Mustang helped lift May car sales 6.4 percent compared with a year ago. Truck sales declined 6.6 percent resulting in an overall decline of 1.9 percent.

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In the truck category, Ford's crossover utilities (CUVs) were higher than a year ago as combined sales of the Ford Escape, Ford Freestyle, and Mercury Mariner were up 12 percent. Sales of the Escape and Mariner hybrid models totaled 2,862, up 132 percent compared with last May. Later this year, Ford will introduce two more CUVs, the Ford Edge and Lincoln MKX.

Sales for traditional sport utility vehicles (SUVs), like Ford Explorer and Expedition, were 21 percent lower than a year ago despite increases for the Mercury Mountaineer, Lincoln Navigator, and record sales for the Land Rover brand.

"We've seen an industry-wide decline in traditional sport utility vehicles," said Giombetti, "and higher gas prices accelerated this decline. Several years ago, we predicted CUVs would grow and SUVs would decline and we incorporated this assumption in our product and capacity plans. With our new cars, CUVs and hybrids, we've never been in a better position to compete for customers in an environment of rising gas prices."

Ford's F-Series truck has been the best-selling truck in America for 29 years in a row and has achieved a higher share of the full-size pickup segment in 2006. In May, F-Series sales totaled 70,175, down 6 percent. On a year-to-date basis, F-Series sales were essentially equal to a year ago.

North American Production Plan
The company plans to produce 710,000 vehicles (250,000 cars and 460,000 trucks) in the third quarter 2006. In the third quarter 2005, the company produced 728,000 vehicles (210,000 cars and 518,000 trucks).

In the second quarter 2006, the company plans to build 890,000 vehicles (325,000 cars and 565,000 trucks). This plan is equal to the previously-announced production plan.

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